Exhibit 99.1

Halozyme Contact	Investor Relations Contact
David A. Ramsay	Don Markley
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8881	(310) 691-7100
dramsay@halozyme.com	dmarkley@lhai.com
HALOZYME THERAPEUTICS REPORTS FOURTH QUARTER
AND YEAR END 2006 FINANCIAL RESULTS
— Conference Call and Webcast Today at 8:00 a.m. PST —
SAN DIEGO, March 8, 2007 — Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company developing and commercializing recombinant human enzymes, today reported financial results for the three months and year ended December 31, 2006.
“We have had a very exciting ninety days with the announcements of our recent Roche collaboration and our expanded Baxter collaboration. These are transforming events for our Company and we are working diligently to move our various programs forward,” stated Jonathan Lim, MD, Halozyme’s President and CEO. “We continue to make solid progress on all fronts and are meeting our milestones, including the recent completion of our INFUSE-Morphine clinical trial and our first Enhanze™ Technology clinical trial.”
Fourth Quarter 2006 and Subsequent Weeks’ Highlights
•	The completion of our first Enhanze Technology collaboration with Roche. Under the terms of the agreement, Roche paid Halozyme $20 million as an initial upfront payment for the application of rHuPH20 to three pre-defined Roche biologic targets. Over the next ten years, Roche will also have the option to exclusively develop and commercialize rHuPH20 with an additional ten targets. Pending the successful completion of a series of clinical, regulatory and sales events, Roche may pay Halozyme further milestones which could potentially reach a value of up to $111 million for the first three targets. For each of the additional ten targets, Roche may pay Halozyme further upfront and milestone payments of up to $47 million per target, or up to $470 million. Roche will pay Halozyme royalties on any potential products resulting from the collaboration. In addition, the Roche Venture Fund made an $11 million equity investment, representing approximately 5% of Halozyme’s outstanding common stock. Roche will also obtain access to Halozyme’s expertise in developing and applying rHuPH20 to Roche targets and obtain a worldwide, exclusive license to develop and commercialize product combinations of rHuPH20 and Roche target compounds.

•	The completion of our expanded Baxter collaboration to include the use of HYLENEX recombinant with Baxter proprietary and non-proprietary small molecule drugs. Under the terms of the agreements, Baxter paid Halozyme an initial upfront payment of $10 million and made a $20 million equity investment, representing approximately 3% of Halozyme’s outstanding common stock. Pending the successful completion of a series of regulatory and sales events, Baxter may make further milestone payments of up to $25 million to Halozyme. Halozyme will also receive royalties on HYLENEX recombinant as a standalone product and on any kits and co-formulations of HYLENEX recombinant with Baxter or other non-proprietary small molecule drugs. Baxter prepaid $1 million of these royalties in connection with the execution of the agreements and will be obligated to prepay $9 million of additional royalties on or prior to January 1, 2009. The agreements do not include combinations of HYLENEX recombinant with cytostatic and cytotoxic chemotherapeutic agents or bisphosphonates, the rights to which have been retained by Halozyme. In addition, Baxter will now assume all development, manufacturing, clinical, regulatory, sales and marketing costs.

•	The completion of our first Enhanze Technology clinical trial with a representative commercially-available large protein molecule therapeutic (LPMT). This clinical trial compared the pharmacokinetics (PK), safety and tolerability of an LPMT agent subcutaneously injected first without Enhanze Technology (rHuPH20) and then with rHuPH20 in 15 patients. The open-label, dose escalation, within-patient controlled study used escalating dose cohorts of rHuPH20 (ranging from 1,600 U to 12,800 U) and substituted a standard subcutaneous (SC) injection of the LPMT with one SC injection of the LPMT agent combined with Enhanze Technology (rHuPH20). The data from this clinical trial support the study hypothesis that rHuPH20 increases the relative bioavailability of the LPMT. For the primary endpoint of area under the curve (AUC) for plasma concentration of the LPMT, the AUC over the 14 days following injection was higher when the LPMT was administered with rHuPH20 compared to without rHuPH20 for 100% (15/15) of the patients in the study. The addition of rHuPH20 increased the AUC above baseline (average trough level) of the LPMT for all cohorts combined by an average of 58%.

•	The completion of our INFUSE-Morphine clinical trial. Key results from analysis of the 12 evaluable hospice and palliative care patients in the trial included achieving a statistically significant acceleration in the average time to maximal plasma concentration (Tmax) of morphine. Tmax was reduced from 13.8 minutes when injected subcutaneously with the saline placebo to 9.2 minutes when injected with HYLENEX recombinant, a 33% reduction in the time to maximal plasma concentration (p<0.05). The double-blind, randomized, crossover, placebo-controlled, INcreased Flow Utilizing Subcutaneously-Enabled Morphine clinical trial, or INFUSE-Morphine study, was designed to determine the time to maximal blood levels of morphine after subcutaneous administration with and without HYLENEX recombinant, to determine the time to maximal blood levels after intravenous administration of morphine, and to assess safety and tolerability.

Fourth Quarter 2006 Financial Results
•	Net loss for the fourth quarter of 2006 was $4.4 million, or $0.07 per share, compared with a net loss for the fourth quarter of 2005 of $3.5 million, or $0.07 per share. Net loss for the full year 2006 was $14.8 million, or $0.24 per share compared with a net loss for the full year 2005 of $13.3 million, or $0.26 per share.

•	Revenues for the fourth quarter of 2006 were $426,000, compared to $56,000 for the fourth quarter of 2005. Cumulase product sales for the fourth quarter of 2006 were $105,000, compared to $56,000 for the fourth quarter of 2005.

•	Research and development expenses for the fourth quarter of 2006 were $2.7 million, compared with $2.4 million for the fourth quarter of 2005, reflecting increased clinical trial expenses associated with the Company’s HYLENEX, Enhanze Technology and Chemophase clinical trials.

•	Selling, general and administrative expenses for the fourth quarter of 2006 were $2.4 million, compared with $1.2 million for the fourth quarter of 2005, reflecting increases in legal and compensation expenses, as well as in HYLENEX pre-launch marketing expenses over the prior year quarter.

•	Cash and cash equivalents were $44.2 million as of December 31, 2006, compared with $19.1 as of December 31, 2005. In February 2007, the Company received an additional $31 million in cash as a result of its expanded collaboration with Baxter.
Conference Call
Halozyme management will host an investment community conference call today to discuss these topics beginning at 8:00 a.m. PST (11:00 a.m. EST). To participate via telephone, please call 888-463-4487 for domestic callers, or 706-679-5355 for international callers. A telephone replay will be available for 48 hours by dialing 800-642-1687 from the U.S., or 706-645-9291 for international callers, and entering reservation number 1353453. The conference call will be broadcast live over the Internet at www.halozyme.com and will be available for 30 days.
About HYLENEX
HYLENEX recombinant (hyaluronidase human injection) is indicated as an adjuvant to increase the absorption and dispersion of other injected drugs, as an adjuvant for subcutaneous fluid administration (hypodermoclysis), and as an adjunct in subcutaneous urography for improving resorption of radiopaque agents. Hyaluronidase is contraindicated in patients with hypersensitivity to hyaluronidase enzyme or any other ingredients in the formulation. Hyaluronidase should not be used to enhance the absorption and dispersion of dopamine and/or alpha agonist drugs. Discontinue HYLENEX recombinant if sensitization occurs. Hyaluronidase should not be applied directly to the cornea, and should not be injected around infected or acutely inflamed areas, nor used to reduce the swelling of bites or stings. Hyaluronidase should not be used for intravenous injections because the enzyme is rapidly inactivated. Furosemide, the benzodiazepines, and phenytoin are incompatible with hyaluronidase. Please see accompanying package insert for full Prescribing Information.

About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company developing and commercializing recombinant human enzymes for the drug delivery, palliative care, oncology, and infertility markets. The company’s portfolio of products is based on intellectual property covering the family of human enzymes known as hyaluronidases. The company’s Enhanze™ Technology is a novel drug delivery platform designed to increase the absorption and dispersion of biologics. Its first partnership is with Roche to apply Enhanze Technology to Roche’s biological therapeutic compounds for 13 targets. In addition, the company has received FDA approval for two products: Cumulase® and Hylenex, for use as an adjuvant to increase the absorption and dispersion of other injected drugs and fluids. The Company also has a number of different enzymes in its portfolio that are targeting significant areas of unmet need.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, (i) statements concerning future license or milestone payments under partnerships and collaborations, (ii) clinical trial results and the conclusions drawn from such trials and (iii) future products and/or partnerships) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-K, 10-Q, and other filings with the Securities and Exchange Commission.
[Table to Follow]

HALOZYME THERAPEUTICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2006 AND 2005

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
REVENUES:
Product sales	$115,206	$55,863	$670,625	$127,209
Revenue under collaborative agreements	311,121	—	311,121	—

Total Revenues	426,327	55,863	981,746	127,209

EXPENSES:
Cost of sales	41,399	20,853	436,990	51,968
Research and development	2,678,749	2,411,580	9,214,759	10,220,079
Selling, general and administrative	2,374,984	1,202,480	6,912,853	3,416,579

Total Expenses	5,095,132	3,634,913	16,564,602	13,688,626

LOSS FROM OPERATIONS	(4,668,805)	(3,579,050)	(15,582,856)	(13,561,417)

Other income, net	290,842	65,564	830,870	286,044

NET LOSS	$(4,377,963)	$(3,513,486)	$(14,751,986)	$(13,275,373)

Net loss per share, basic and diluted	$(0.07)	$(0.07)	$(0.24)	$(0.26)

Shares used in computing net loss per share, basic and diluted	65,402,770	51,721,370	62,610,265	50,317,021

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